Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	February 5, 2026
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC., PARENT OF CFBANK NA, REPORTS RESULTS FOR THE 4th QUARTER AND FULL YEAR 2025.

Columbus, Ohio – February 5, 2026 – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, National Association (“CFBank”), today announced financial results for the fourth quarter and year ended December 31, 2025.

Fourth Quarter and Full Year 2025 Highlights

•
Net income was $5.7 million ($0.88 per diluted common share) for Q4 2025 and $17.5 million ($2.69 per diluted common share) for the year ended December 31, 2025. Q4 Net Income includes loan loss Provision Expense of $1.2 million. Net income for the full year represents a 31% increase over 2024.
•
Pre-provision, pre-tax net revenue (PPNR) for Q4 2025 was $8.0 million. PPNR for the year ended December 31, 2025 was $29.8 million, which represents a 30% increase over 2024.
•
Return on Average Equity (ROE) was 12.59% for Q4 2025, while Return on Average Assets (ROA) was 1.09%.
•
Net Interest Margin (NIM) increased 28bps for Q4 2025, when compared to Q4 2024 and increased 34bps for the full year, when compared to 2024.
•
Cost of Funds declined 45bps when compared to Q4 2024 and declined 48bps for the full year, when compared to 2024.
•
Efficiency Ratio improved to 49.2% for Q4 2025, compared to 53.2% for Q4 2024.
•
Book value per share increased to $27.87 as of December 31, 2025.
•
CFBank’s capital position remains strong with a Tier 1 Leverage ratio of 11.40% and Total Capital ratio of 15.02%.
•
Core deposits (excluding brokered deposits) increased $47 million during 2025.
•
Commercial Loan fundings totaled $369 million in 2025, which has helped to offset considerable loan payoffs, mostly from successful Commercial Real Estate development projects moving to refinance at stabilization into permanent loans. Commercial pipelines remain strong entering 2026.

Recent Developments

•
On January 5, 2026, the Company’s Board of Directors declared a cash dividend of $0.09 per share on its Common Stock and a corresponding cash dividend of $9.00 per share on its Series D Preferred Stock. The dividend was paid on January 26, 2026 to shareholders of record as of the close of business on January 15, 2026.

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented “Our Q4 Results, with Net Income of $5.7 million, underscores our Core Earnings run rate expectations. During 2025 we overcame significantly elevated Loan Payoffs, through strong generation of quality New loans and loan customers. Expanding and deepening our Commercial & Regional Banking Teams in our Four (4) primary Metro Markets is expected to provide increasing business opportunities going forward, as these newer Business Generators achieve greater traction. We enter 2026 with a substantially deeper and stronger Team of Bankers.

Additionally, we are making good progress with both lowering our Cost of funds, coupled with expanding NIM. These are the results of having maintained strong Pricing disciplines, including the use of Loan floor rates.

Also, we made progress reducing the number of Lower Rate Residential Mortgage Loans, while modestly also increasing the overall Portfolio yield on Residential Mortgage loans. Our Residential Mortgage Loan Portfolio is funded predominantly through Municipal Deposits.

Our Efficiency Ratio remains within our target of <50%, driven by solid Productivity and our Branch Lite Business Model.

We expect to operate in a more stabilized Interest rate environment during 2026. Fed Rate reductions provide a Net Positive bias to Earnings.

Deposits of all types remain highly competitive as Banks seek to fund improving Loan growth. We believe that CFBank is well positioned to compete effectively for all Deposit categories, particularly given our strong Efficiency and Branch Lite Business Model.

Based upon our Pipelines and the addition of proven high performing Bankers, plus the anticipated decline in Commercial Loan Payoffs during 2026, we anticipate stronger Commercial Growth rates as we pursue our objective of adding scale to our Commercial Bank.

Our Bests are yet Ahead!”

Robert E. Hoeweler, Chairman of the Board, added “Solid Q4 Results evidence Management’s diligence in remaining nimble and managing through both a challenging interest rate environment and economic backdrop.”

Overview of Results

Net income for the three months ended December 31, 2025 totaled $5.7 million (or $0.88 per diluted common share) compared to net income of $2.3 million (or $0.36 per diluted common share) for the three months ended September 30, 2025 and net income of $4.4 million (or $0.68 per diluted common share) for the three months ended December 31, 2024. PPNR for the three months ended December 31, 2025 was $8.0 million compared to PPNR of $7.8 million for the three months ended September 30, 2025 and PPNR of $6.5 million for the three months ended December 31, 2024.

Net income for the year ended December 31, 2025 totaled $17.5 million (or $2.69 per diluted common share) compared to net income of $13.4 million (or $2.06 per diluted common share) for the year ended December 31, 2024. Pre-provision, pre-tax net revenue for the year ended December 31, 2025 was $29.8 million compared to PPNR of $22.9 million for the year ended December 31, 2024.

Net Interest Income and Net Interest Margin

Net interest income totaled $14.3 million for the quarter ended December 31, 2025 and increased $533,000, or 3.9%, compared to $13.8 million for the prior quarter, and increased $1.8 million, or 14.3%, compared to $12.5 million for the fourth quarter of 2024.

The increase in net interest income compared to the prior quarter was primarily due to a $835,000, or 5.0%, decrease in interest expense, partially offset by a $302,000 decrease in interest income. The decrease in interest expense when compared to the prior quarter was attributed to a 21bps decrease in the average cost of funds on interest-bearing liabilities. The decrease in interest income was primarily attributed to a 10bps decrease in the average yield on interest-earning assets, partially offset by a $10.8 million, or .1%, increase in average interest-earning assets outstanding. The net interest margin of 2.85% for the quarter ended December 31, 2025 increased 9bps compared to the net interest margin of 2.76% for the prior quarter.

The increase in net interest income compared to the fourth quarter of 2024 was primarily due to a $1.7 million, or 9.8%, decrease in interest expense, coupled with a $75,000, or 0.3%, increase in interest income. The decrease in interest expense was attributed to a 49bps decrease in the average cost of funds on interest-bearing liabilities, partially offset by a $22.5 million, or 1.4%, increase in average interest-bearing liabilities. The increase in interest income was primarily attributed to a $62.8 million, or 3.2%, increase in average interest-earning assets outstanding, partially offset by an 18bps decrease in the average yield on interest-earning assets. The net interest margin of 2.85% for the quarter ended December 31, 2025 increased 28bps compared to the net interest margin of 2.57% for the fourth quarter of 2024.

Noninterest Income

Noninterest income for the three months ended December 31, 2025 totaled $1.4 million and decreased $295,000, or 17.2%, compared to $1.7 million for the prior quarter. The decrease was primarily due to a $228,000 decrease in Swap fee income.

Noninterest income for the three months ended December 31, 2025 decreased $23,000, or 1.6%, compared to $1.4 million for the three months ended December 31, 2024.

The following table represents the notional amount of loans sold during the three months ended December 31, 2025, September 30, 2025, and December 31, 2024 (in thousands).

	Three Months ended
	December 31, 2025	September 30, 2025	December 31, 2024
Notional amount of loans sold	$14,066	$12,486	$15,670

Noninterest Expense

Noninterest expense for the quarter ended December 31, 2025 totaled $7.7 million and increased $16,000, or 0.2%, compared to $7.7 million for the prior quarter.

Noninterest expense for the quarter ended December 31, 2025 increased $309,000, or 4.2%, compared to $7.4 million for the quarter ended December 31, 2024. The increase in noninterest expense was primarily due to a $228,000 increase in salaries and employee benefits, a $198,000 increase in franchise and other taxes and a $139,000 increase in data processing expense, partially offset by a $268,000 decrease in loan expenses.

Income Tax Expense

Income tax expense was $1.1 million for the quarter ended December 31, 2025 (effective tax rate of 16.1%), compared to $373,000 for the prior quarter (effective tax rate of 13.8%) and $748,000 for the quarter ended December 31, 2024 (effective tax rate of 14.5%).

Loans and Loans Held For Sale

Net loans and leases totaled $1.7 billion at December 31, 2025 and increased $10.6 million, or 0.6%, from the prior quarter and increased $16.8 million, or 1.0%, from December 31, 2024. The increase in loans and leases balances from the prior quarter was primarily due to a $22.8 million increase in commercial real estate loan balances and a $9.6 million increase in construction loan balances, partially offset by a $17.2 million decrease in commercial and industrial (C&I) loan balances, a $2.2 million decrease in single-family residential loan balances, and a $1.3 million decrease in home equity lines of credit balances. The decrease in C&I loans during the quarter included declines of $11.3 million of non-core (non-customer) loans.

The increase in loans and leases from December 31, 2024 was primarily due to a $94.4 million increase in commercial real estate loan balances, a $6.8 million increase in construction loan balances, and a $2.5 million increase in home equity lines of credit balances, partially offset by a $49.4 million decrease in commercial and industrial (C&I) loan balances and a $37.6 million decrease in single-family residential loan balances. The decrease in C&I loans during the year included declines of $31.7 million of non-core (non-customer) loans. The decrease in single-family residential loan balances includes the sale of two portfolios of loans in the first quarter of 2025 totaling $18.1 million.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types (in thousands).

	December 31, 2025	September 30, 2025
Construction – 1-4 family*	$16,535	$22,990
Construction – Multi-family*	173,567	156,221
Construction – Non-residential*	19,415	20,861
Hotel/Motel	11,702	11,779
Industrial / Warehouse	64,767	74,307
Land/Land Development	40,789	42,202
Medical/Healthcare/Senior Housing	1,330	686
Multi-family	244,370	226,921
Office	45,925	41,509
Retail	88,484	73,118
Other	8,121	8,296

* CFBank possesses a core competency and deep expertise in Construction Lending. The construction lending business sector has produced many full banking relationships with proven developers with long successful track records.

Asset Quality

Nonaccrual loans were $15.3 million, or 0.87% of total loans at December 31, 2025, an increase of $5.3 million from $10.0 million at September 30, 2025, and an increase of $610,000 from $14.5 million at December 31, 2024. The increase in nonperforming loans during Q4 2025 included the addition of one commercial real estate loan for $4.5 million, which was on our watch list, and one C&I loan for $263,000. These two loans have a 75% guarantee from the Small Business Administration (SBA), which totals $3.6 million. Of the $15.3 million of nonaccrual loans at December 31, 2025, $5.1 million was guaranteed by the SBA.

Loans 30 days or more past due totaled $12.9 million at December 31, 2025, compared to $5.6 million at September 30, 2025 and $12.5 million at December 31, 2024. The increase in loans 30 days or more past due during Q4 2025 included the impact of the two aforementioned loans totaling $4.8 million that have a $3.6 million guarantee from the SBA.

The allowance for credit losses on loans and leases totaled $17.7 million at December 31, 2025 compared to $16.8 million at September 30, 2025 and $17.5 million at December 31, 2024. The ratio of the allowance for credit losses on loans and leases to total loans and leases was 1.01% at December 31, 2025 compared to 0.97% at September 30, 2025 and 1.00% at December 31, 2024.

There was $1.2 million in provision for credit losses expense for the quarter ended December 31, 2025, compared to $5.1 million for the quarter ended September 30, 2025 and $1.4 million for the quarter ended December 31, 2024. The decrease in provision expense when compared to the previous quarter was driven by the full charge-off in the third quarter of 2025 of a non-core loan, which resulted in a $3.7 million increase to provision expense. Net charge-offs for the quarter ended December 31, 2025 totaled $131,000, compared to net charge-offs of $7.1 million for the prior quarter and net charge-offs of $95,000 for the quarter ended December 31, 2024. The decrease in net charge-offs when compared to the previous quarter was driven by the previously mentioned full charge-off of a non-core loan in the third quarter of 2025, which totaled $7.0 million.

Deposits

Deposits totaled $1.78 billion at December 31, 2025, an increase of $2.1 million, or 0.1%, when compared to $1.78 billion at September 30, 2025, and an increase of $24.9 million, or 1.4%, when compared to $1.76 billion at December 31, 2024. The increase when compared to September 30, 2025 was primarily due to a $7.9 million increase in noninterest-bearing account balances, partially offset by a $5.8 million decrease in interest-bearing accounts balances. The increase when compared to December 31, 2024 was primarily due to a $13.0 million increase in interest-bearing account balances, coupled with an $11.9 million increase in noninterest-bearing accounts balances.

At December 31, 2025, approximately 29.5% of our deposit balances exceeded the FDIC insurance limit of $250,000, as compared to approximately 29.7% at September 30, 2025 and approximately 29.8% at December 31, 2024.

Borrowings

FHLB advances and other debt totaled $101.0 million at December 31, 2025, compared to $101.0 million at September 30, 2025 and $92.7 million at December 31, 2024. The increase when compared to December 31, 2024 was primarily due to a $10.0 million increase in the outstanding balance on the holding company credit facility.

Capital

Stockholders’ equity totaled $184.4 million at December 31, 2025, an increase of $5.1 million, or 2.9%, when compared to $179.3 million at September 30, 2025, and an increase of $16.0 million, or 9.5%, from $168.4 million at December 31, 2024. The increase in total stockholders’ equity during the three months ended December 31, 2025 was primarily attributed to net income, partially offset by $519,000 in dividend payments. The increase in stockholders’ equity during the year ended December 31, 2025 was primarily attributed to net income, partially offset by $1.9 million in dividend payments.

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non-GAAP financial measures included in this earnings release include Pre-Provision, Pre-Tax Net Revenue (PPNR). PPNR is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non- GAAP financial measure because it excludes the provision for (recovery of) credit losses and all gains and losses included in net income. Management uses this "non-GAAP" financial measure in its analysis of the Company’s performance and believes that this non-GAAP financial measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods and peers.

Disclosures of non-GAAP financial measures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the “Company”) is a bank holding company that owns 100% of the stock of CFBank, National Association (“CFBank”). CFBank is a nationally chartered boutique Commercial bank operating primarily in Five (5) Major Metro Markets: Columbus, Cleveland, Cincinnati, and Akron Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing a comprehensive Commercial, Retail, and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products. CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision-makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

Additional information about the Company and CFBank is available at www.CF.Bank

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of the Company or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation those risks detailed from time to time in our reports filed with the SEC, including those risk factors identified in “Item 1A. Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2024.

Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this press release speak only as of the date hereof. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income

($ in thousands, except share data)

(unaudited)	Three months ended			Year ended
	December 31,			December 31,
	2025	2024	% change	2025	2024	% change
Total interest income	$30,067	$29,992	0%	$119,995	$118,389	1%
Total interest expense	15,744	17,459	-10%	64,972	71,745	-9%
Net interest income	14,323	12,533	14%	55,023	46,644	18%

Provision for credit losses
Provision for credit losses-loans	968	789	23%	7,508	6,087	23%
Provision for credit losses-unfunded commitments	201	592	-66%	739	650	14%
	1,169	1,381	-15%	8,247	6,737	22%
Net interest income after provision for credit losses	13,154	11,152	18%	46,776	39,907	17%

Noninterest income
Service charges on deposit accounts	792	668	19%	2,876	2,505	15%
Net gain on sales of residential mortgage loans	187	148	26%	716	435	65%
Net gain (loss) on sales of commercial loans	—	79	n/m	(18)	246	n/m
Net loss on sale of equity security	—	—	n/m	(103)	—	n/m
Swap fee income	—	69	-100%	424	321	32%
Other	444	482	-8%	2,032	1,668	22%
Noninterest income	1,423	1,446	-2%	5,927	5,175	15%

Noninterest expense
Salaries and employee benefits	3,783	3,555	6%	15,720	14,172	11%
Occupancy and equipment	465	444	5%	1,760	1,821	-3%
Data processing	821	682	20%	2,887	2,569	12%
Franchise and other taxes	499	301	66%	1,409	1,269	11%
Professional fees	643	822	-22%	3,157	2,729	16%
Director fees	142	153	-7%	686	574	20%
Postage, printing, and supplies	24	37	-35%	142	152	-7%
Advertising and marketing	160	35	357%	418	134	212%
Telephone	45	56	-20%	186	210	-11%
Loan expenses	193	461	-58%	915	1,400	-35%
Foreclosed assets, net	4	—	n/m	18	—	n/m
Depreciation	124	115	8%	476	486	-2%
FDIC premiums	472	451	5%	2,058	2,079	-1%
Regulatory assessment	54	64	-16%	216	258	-16%
Other insurance	49	46	7%	194	198	-2%
Other	264	211	25%	934	887	5%
Noninterest expense	7,742	7,433	4%	31,176	28,938	8%

Income before income taxes	6,835	5,165	32%	21,527	16,144	33%
Income tax expense	1,099	748	47%	3,986	2,757	45%
Net income	5,736	4,417	30%	17,541	13,387	31%
Earnings allocated to participating securities (Series D preferred stock)	(177)	(144)	n/m	(540)	(361)	n/m
Net Income attributable to common stockholders	$5,559	$4,273	30%	$17,001	$13,026	31%

Share Data
Basic earnings per common share	$0.88	$0.68		$2.70	$2.08
Diluted earnings per common share	$0.88	$0.68		$2.69	$2.06

Average common shares outstanding - basic	6,281,531	6,258,616		6,290,072	6,274,571
Average common shares outstanding - diluted	6,350,488	6,328,710		6,331,799	6,308,992

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(unaudited)	2025	2025	2025	2025	2024
Assets
Cash and cash equivalents	$258,972	$272,361	$275,684	$240,986	$235,272
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	17,496	9,199	8,996	8,793	8,683
Equity securities	—	—	—	-	5,000
Loans held for sale	5,611	2,484	1,613	3,505	2,623
Loans and leases	1,756,532	1,745,125	1,773,930	1,767,942	1,739,493
Less allowance for credit losses on loans and leases	(17,678)	(16,841)	(19,122)	(17,803)	(17,474)
Loans and leases, net	1,738,854	1,728,284	1,754,808	1,750,139	1,722,019
FHLB and FRB stock	8,354	8,343	8,031	8,022	8,918
Foreclosed assets, net	—	-	524	524	—
Premises and equipment, net	3,547	3,616	3,469	3,472	3,536
Operating lease right of use assets	5,680	5,848	5,760	5,925	6,087
Bank owned life insurance	28,049	27,810	27,573	27,341	27,116
Accrued interest receivable and other assets	50,658	52,972	46,979	45,874	46,169
Total assets	$2,117,321	$2,111,017	$2,133,537	$2,094,681	$2,065,523

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$285,523	$277,629	$296,348	$291,800	$273,668
Interest bearing	1,495,166	1,500,977	1,513,500	1,491,889	1,482,127
Total deposits	1,780,689	1,778,606	1,809,848	1,783,689	1,755,795
FHLB advances and other debt	100,964	100,956	100,947	92,689	92,680
Advances by borrowers for taxes and insurance	2,523	1,479	374	1,346	2,238
Operating lease liabilities	5,878	6,033	5,932	6,083	6,229
Accrued interest payable and other liabilities	27,802	29,623	24,394	23,183	25,144
Subordinated debentures	15,039	15,029	15,019	15,009	15,000
Total liabilities	1,932,895	1,931,726	1,956,514	1,921,999	1,897,086

Stockholders' equity	184,426	179,291	177,023	172,682	168,437
Total liabilities and stockholders' equity	$2,117,321	$2,111,017	$2,133,537	$2,094,681	$2,065,523

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$13,473	$125	3.27%	$8,999	$55	2.00%	$13,664	$143	3.54%
Loans and leases and loans held for sale (3)	1,725,629	27,153	6.29%	1,734,706	27,407	6.32%	1,723,753	27,212	6.31%
Other earning assets	260,562	2,641	4.05%	245,301	2,753	4.49%	198,834	2,458	4.94%
FHLB and FRB stock	8,349	148	7.09%	8,214	154	7.50%	8,914	179	8.03%
Total interest-earning assets	2,008,013	30,067	5.98%	1,997,220	30,369	6.08%	1,945,165	29,992	6.16%
Noninterest-earning assets	102,813			103,828			100,867
Total assets	$2,110,826			$2,101,048			$2,046,032

Interest-bearing liabilities:
Deposits	$1,493,254	$14,379	3.85%	$1,493,145	$15,205	4.07%	$1,465,595	$16,342	4.46%
FHLB advances and other borrowings	115,995	1,365	4.71%	115,978	1,374	4.74%	121,193	1,117	3.69%
Total interest-bearing liabilities	1,609,249	15,744	3.91%	1,609,123	16,579	4.12%	1,586,788	17,459	4.40%

Noninterest-bearing liabilities	319,265			312,058			292,733
Total liabilities	1,928,514			1,921,181			1,879,521

Equity	182,312			179,867			166,511
Total liabilities and equity	$2,110,826			$2,101,048			$2,046,032

Net interest-earning assets	$398,764			$388,097			$358,377
Net interest income/interest rate spread		$14,323	2.07%		$13,790	1.96%		$12,533	1.76%
Net interest margin			2.85%			2.76%			2.57%
Average interest-earning assets
to average interest-bearing liabilities	124.78%			124.12%			122.59%

(1)
Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)
Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)
Average balance is computed using the recorded investment in loans net of the allowance for credit losses on loans and leases and includes nonperforming loans and leases.

Consolidated Financial Highlights

	At or for the three months ended					Year ended
($ in thousands except per share data)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,	December 31,
(unaudited)	2025	2025	2025	2025	2024	2025	2024
Earnings and Dividends
Net interest income	$14,323	$13,790	$14,001	$12,909	$12,533	$55,023	$46,644
Provision for credit losses	$1,169	$5,069	$1,427	$582	$1,381	$8,247	$6,737
Noninterest income	$1,423	$1,718	$1,580	$1,206	$1,446	$5,927	$5,175
Noninterest expense	$7,742	$7,726	$7,754	$7,954	$7,433	$31,176	$28,938
Net income	$5,736	$2,340	$5,035	$4,430	$4,417	$17,541	$13,387
Basic earnings per common share	$0.88	$0.36	$0.77	$0.68	$0.68	$2.70	$2.08
Diluted earnings per common share	$0.88	$0.36	$0.77	$0.68	$0.68	$2.69	$2.06
Dividends declared per share	$0.08	$0.08	$0.07	$0.07	$0.07	$0.30	$0.25

Performance Ratios (annualized)
Return on average assets	1.09%	0.45%	0.97%	0.86%	0.86%	0.84%	0.67%
Return on average equity	12.59%	5.20%	11.47%	10.37%	10.61%	9.90%	8.29%
Average yield on interest-earning assets	5.98%	6.08%	6.13%	5.97%	6.16%	6.04%	6.17%
Average rate paid on interest-bearing liabilities	3.91%	4.12%	4.16%	4.14%	4.40%	4.08%	4.54%
Average interest rate spread	2.07%	1.96%	1.97%	1.83%	1.76%	1.96%	1.63%
Net interest margin, fully taxable equivalent	2.85%	2.76%	2.83%	2.64%	2.57%	2.77%	2.43%
Efficiency ratio (3)	49.17%	49.82%	49.77%	55.94%	53.17%	51.15%	55.84%
Noninterest expense to average assets	1.47%	1.47%	1.49%	1.55%	1.45%	1.50%	1.44%

Capital
Tier 1 capital leverage ratio (1)	11.40%	11.19%	11.20%	10.55%	10.33%	11.40%	10.33%
Total risk-based capital ratio (1)	15.02%	14.88%	14.69%	13.76%	13.60%	15.02%	13.60%
Tier 1 risk-based capital ratio (1)	13.85%	13.74%	13.45%	12.59%	12.45%	13.85%	12.45%
Common equity tier 1 capital to risk weighted assets (1)	13.85%	13.74%	13.45%	12.59%	12.45%	13.85%	12.45%
Equity to total assets at end of period	8.71%	8.49%	8.30%	8.24%	8.15%	8.71%	8.15%
Book value per common share	$27.87	$26.99	$26.63	$25.86	$25.51	$27.87	$25.51
Tangible book value per common share (2)	$27.87	$26.99	$26.63	$25.86	$25.51	$27.87	$25.51
Period-end market value per common share	$24.95	$23.95	$23.97	$22.04	$25.54	$24.95	$25.54
Period-end common shares outstanding	6,418,349	6,443,775	6,447,692	6,476,759	6,402,085	6,418,349	6,402,085
Average basic common shares outstanding	6,281,531	6,292,698	6,300,427	6,285,649	6,258,616	6,290,072	6,274,571
Average diluted common shares outstanding	6,350,488	6,346,243	6,344,833	6,285,649	6,328,710	6,331,799	6,308,992
Asset Quality
Nonperforming loans	$15,329	$10,034	$16,632	$14,563	$14,719	$15,329	$14,719
Nonperforming loans to total loans	0.87%	0.57%	0.94%	0.82%	0.87%	0.87%	0.85%
Nonperforming assets to total assets	0.72%	0.48%	0.80%	0.72%	0.71%	0.72%	0.71%
Allowance for credit losses on loans and leases to total loans and leases	1.01%	0.97%	1.08%	1.01%	1.00%	1.01%	1.00%
Allowance for credit losses on loans and leases to nonperforming loans and leases	115.32%	167.84%	114.97%	122.25%	118.72%	115.32%	118.72%
Net charge-offs (recoveries)	$131	$7,099	$51	$23	$95	$7,304	$5,478
Annualized net charge-offs (recoveries) to average loans	0.03%	1.62%	0.01%	0.01%	0.02%	0.42%	0.32%

Average Balances
Loans	$1,739,982	$1,750,950	$1,775,865	$1,763,827	$1,737,656	$1,757,572	$1,717,486
Assets	$2,110,826	$2,101,048	$2,074,933	$2,053,045	$2,046,032	$2,085,165	$2,012,069
Stockholders' equity	$182,312	$179,867	$175,589	$170,853	$166,511	$177,194	$161,543

(1)
Regulatory capital ratios of CFBank
(2)
There are no differences between book value per common share and tangible book value per common share since the Company does not have any intangible assets.
(3)
The efficiency ratio equals noninterest expense (excluding amortization of intangibles and foreclosed asset writedowns) divided by net interest income plus noninterest income (excluding gains or losses on securities transactions).

NON-GAAP FINANCIAL MEASURE

The following non-GAAP financial measure used by the Company provides information useful to investors in understanding the Company's operating performance and trends and facilitates comparisons with the performance of peers. The following table summarizes the non-GAAP financial measure derived from amounts reported in the Company’s consolidated financial statements:

Pre-provision, pre-tax net revenue ("PPNR")

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
Net income	$5,736	$2,340	$4,417	$17,541	$13,387
Add: Provision for credit losses	1,169	5,069	1,381	8,247	6,737
Add: Income tax expense	1,099	373	748	3,986	2,757
Pre-provision, pre-tax net revenue	$8,004	$7,782	$6,546	$29,774	$22,881